UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2011

CRESCENT FINANCIAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32951	45-2915089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1005 High House Road
Cary, North Carolina 27513
(Address of principal executive offices)

 (919) 460-7770
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2011, the Board of Directors of Crescent Financial Bancshares, Inc. (the “Company”), which is the holding company for Crescent State Bank (the “Bank”), unanimously appointed Scott Custer as President of the Company and Lee Roberts as Chief Operating Officer of the Company, each effective as of such date.

Mr. Custer, age 54, is the Chief Executive Officer of the Company, a position he was appointed to on November 18, 2011 in connection with the consummation of an investment in the Company by Piedmont Community Bank Holdings, Inc. (“Piedmont”) made pursuant to an Investment Agreement, dated as of February 23, 2011, as amended, by and among Piedmont, Crescent Financial Corporation (predecessor of the Company) and the Bank. Mr. Custer is the President and Chief Executive Officer of Piedmont.  Prior to joining Piedmont in 2009, Mr. Custer served as Chairman and Chief Executive Officer of RBC Centura Bank, a banking corporation based in North Carolina, a position he held since 2004.  Mr. Custer is a member of the board directors of Piedmont, a position he has held since 2009.

Mr. Roberts, age 43, is the Managing Director of Piedmont, a position he has held since 2010. Prior to that, he was a partner at Oaklane Capital, LLC, an investment firm, which he joined in 2009. Prior to Oaklane, he was a partner at Cherokee Investment Partners, LLC, a private equity firm, which he joined in 2006.

Messrs. Custer and Roberts have not entered into employment contracts with the Company in connection with their appointments as executive officers of the Company. They are currently compensated through their employment with Piedmont, however, some or all of their compensation may be paid by the Company in the future.  Messrs. Custer and Roberts will be eligible to participate in benefit plans made available to other executive officers of the Company, such as being eligible for option grants and other awards under the Company’s 2006 Omnibus Stock Ownership and Long Term Incentive Plan.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2011	CRESCENT FINANCIAL BANCSHARES, INC.
	By:	/s/ Bruce W. Elder
	Name:	Bruce W. Elder
	Title:	Vice President and Secretary

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